                                                                    Exhibit 10.9
                                    BPTIME3

                                TIME CHARTERPARTY

                   PRODUCED IN ASSOCIATION WITH THE BALTIC AND
                     INTERNATIONAL MARITIME COUNCIL (BIMCO)

                           1ST EDITION - FEBRUARY 2001



                             (C) BP SHIPPING LIMITED
                   REGISTERED IN ENGLAND AND WALES: NO. 140132
           REGISTERED OFFICE:- BREAKSPEAR PARK, BREAKSPEAR WAY, HEMEL
                           HEMPSTEAD, HERTS, HP2 4UL.

                                    CONTENTS

COMMERCIAL PROVISIONS....................................................................................4

1.       DELIVERY AND CHARTER PERIOD.....................................................................4

2.       CANCELLATION....................................................................................4

3.       REDELIVERY......................................................................................5

4.       NOTICES OF DELIVERY AND REDELIVERY..............................................................5

5.       BUNKERS ON DELIVERY AND REDELIVERY..............................................................5

6.       CARGOES.........................................................................................6

7.       TRADING LIMITS..................................................................................6

8.       HIRE............................................................................................6

OWNERS' RIGHTS AND OBLIGATIONS...........................................................................7

9.       OWNERS' OBLIGATIONS.............................................................................7

10.      MASTER AND CREW.................................................................................8

11.      BILLS OF LADING AND WAYBILLS....................................................................9

12.      DRUGS AND ALCOHOL POLICY........................................................................9

13.      DRY-DOCKING....................................................................................10

14.      LIEN...........................................................................................10

CHARTERERS' RIGHTS AND OBLIGATIONS......................................................................10

15.      CHARTERERS' OBLIGATIONS........................................................................10

16.      SPACE AVAILABLE TO CHARTERERS..................................................................11

17.      LOADING AND DISCHARGE / SHIP-TO-SHIP TRANSFERS.................................................11

18.      PERFORMANCE OF VESSEL - SPEED AND CONSUMPTION..................................................11

19.      OFF-HIRE.......................................................................................12

20.      LAYING UP......................................................................................13

21.      STORAGE........................................................................................13

22.      SUB-LET........................................................................................13

23.      SUPERNUMERARIES................................................................................13

24.      VESSEL/CARGO INSPECTIONS/BUNKER SURVEYS........................................................13

SPECIAL PROVISIONS......................................................................................14

25.      CLAUSE PARAMOUNT...............................................................................14

26.      SALVAGE........................................................................................14

                                                                          PAGE i

27.      ICE............................................................................................15

28.      REQUISITION....................................................................................15

29.      OUTBREAK OF WAR................................................................................15

30.      WAR RISKS......................................................................................15

31.      GENERAL AVERAGE................................................................................17

32.      NEW JASON......................................................................................17

33.      BOTH-TO-BLAME COLLISION........................................................................18

34.      OIL POLLUTION PREVENTION.......................................................................18

35.      EXCEPTIONS.....................................................................................19

36.      LAW............................................................................................19




                                                                         PAGE ii

                                                  Codeword for this Charterparty
                                                                       "PBTIME3"

                                                               TIME CHARTERPARTY

                              Date ____ March 2005

                                    PREAMBLE

It is this day agreed between GRANADA SPIRIT L.L.C. of the Republic of the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Islands, Majuro, Marshall Islands, MH 96960 ("Owners") being owners/disponent owners of the motor/steam tank vessel (delete as applicable) called GRANADA SPIRIT ("Vessel") and TEEKAY CHARTERING LIMITED of the Republic of the Marshall Islands with its place of business at TK House, Bayside Executive Park, West Bay Street & Blake Road, P.O. Box AP-59212, Nassau, The Bahamas ("Charterers") that the service for which provision is herein made shall be subject to the terms and conditions of this Charter which comprises this PREAMBLE, PART 1 and PART 2, together with the OCIMF Vessel Particulars Questionnaire current at the date hereof and the BP Shipping Questionnaire (together referred to as the "Questionnaire") as attached hereto.

Unless the context otherwise requires, words denoting the singular include the plural and vice versa.

In the event of any conflict between the provisions of PART 1 and PART 2 of this Charter, the previsions of PART I shall prevail.

In the event of any conflict between the provisions of PART 1 or PART 2 of this Charter and any provisions in the Questionnaire, the provisions of PART 1 or
PART 2 of this Charter shall prevail.

                                     PART 1

A.   Name of Vessel: GRANADA SPIRIT, call sign C6UA4, IMO NO. 8710326

B. Charter Period: Beginning ___________, 2005 until the earliest of (a) delivery to Teekay LNG Operating L.L.C. or its subsidiary of the newbuilding Toledo Spirit, (b) December 31, 2005 or (c) the early termination of this Charter by the purchase of the Vessel or the Owner in accordance with the Purchase Agreement, dated the date hereof, between Teekay LNG Operating L.L.C. and Teekay Shipping Corporation.

C. Laydays/Cancelling: Delivery under this Charter shall be concurrent with signing of this Charter in or around _______, 2005.

     Commencing:  0001 hours local time on _______ ("Commencement Date")
     Cancelling:  1600 hours local time on _______ ("Cancelling Date")

D.   Place of Delivery: Within Trading Limits, either at sea or a safe port.

E.   Vessel shall be delivered with the following cargo history: N/A

F.   Place of Redelivery: Within Trading Limits, either at sea or a safe port.

G. Bunkers on Delivery and Redelivery: Beginning bunkers ROB for Charterers's account and ending bunkers ROB for Charterers' account

H.   Rate of Hire: US$27,660 per day

I.   Owners' Payment Details: To be advised

     Bank:
     Address:
     Swift:
     Sort Code:
     Account No:
     In favour of:
     Reference:

J.   Bunker Specifications: As required

K.   Permitted Cargoes: Crude oil and/or other petroleum products

L.   Trading Limits: Worldwide within British IWL

M.   Additional Clauses:

     Termination of Charter due to Purchase Option Agreement: Charterers shall have the option to terminate the Charter at any time pursuant to the Purchase Option Agreement between Teekay Shipping Corporation and Teekay LNG Operating L.L.C. dated April __, 2005.

                                     PART 2

COMMERCIAL PROVISIONS

1.   DELIVERY AND CHARTER PERIOD

     1.1 Owners agree to let and Charterers agree to hire the Vessel from the time of delivery for a Charter Period as set out in PART 1, Section B. The Vessel shall be placed at the disposal of Charterers at the Place of Delivery as set out in PART 1, Section D. The Vessel shall not be delivered to Charterers prior to the Commencement Date.

     1.2 Upon delivery the Vessel shall be tight, staunch, strong, in every way fitted for service, with cargo spaces, facilities and equipment ready to receive, carry and deliver cargo, and with a full complement of Master, officers and crew fully competent, certified and experienced to perform the services contracted for, and in all material respects meeting the description of the Vessel set out in the Questionnaire. Without prejudice to the aforesaid, upon delivery Owners, Master, officers, crew and all documents shall conform in all parts and in all material respects with the responses submitted in the Questionnaire.

2.   CANCELLATION

     2.1 If the Vessel is not ready in accordance with Clause 1 and at Charterers' disposal by the Cancelling Date (which term shall for the purposes of this Clause include any new Cancelling Date determined under this Clause 2) Charterers shall have the option of cancelling this Charter within forty-eight (48) hours after the Cancelling Date.

     2.2 Owners undertake to notify Charterers promptly if at any time Owners or the Master have reason to believe that the Vessel may not be delivered in accordance with Clause 1 by the Cancelling Date. Such notification is to be in writing and shall state the date and time that Owners expect the Vessel to be ready to be delivered.

     2.3 If at any time it appears to Charterers that the Vessel will not be delivered in accordance with Clause 1 by the Cancelling Date, Charterers may require Owners to state in writing the dart and time that they expect the Vessel to be ready to be delivered, such statement to be given within ninety-six (96) hours of Charterers' request.

     2.4  If the date and time notified by Owners pursuant to sub-clauses 2.2,
          2.3 or 4.1 falls after the Cancelling Date then Charterers shall have the option of cancelling this Charter within one hundred and twenty
          (120) hours of receipt of the said notice from Owners or within forty-eight (48) hours after the Cancelling Date, whichever is earlier.

          If Charterers do not exercise their option to cancel this Charter then the new Cancelling Date for the purpose of this Clause 2 shall be twelve (12) hours after the date and time notified by Owners pursuant to sub-clauses 2.2 or 2.3, or such other date and time as may be mutually agreed.

     2.5 If Owners fail, or fail timeously, to respond in writing to Charterers when required to do so under sub-clause 2.3, Charterers shall have the option of cancelling this Charter within one hundred and twenty (120) hours after the period allowed for Owners' response under sub-clause 2.3, or within forty-eight (48) hours after the Cancelling Date, whichever is earlier.

3.   REDELIVERY

     3.1 The Vessel shall be redelivered to Owners at the Place of Redelivery stipulated in PART 1, Section F on the expiry of the Charter Period, on completion of its final voyage on dropping last outward bound pilot, or as may otherwise be agreed.

     3.2 Notwithstanding the provisions of sub-clauses 1.1 and 3.1 hereof, should the Vessel at the expiry of the Charter Period be on a ballast voyage to the Place of Redelivery or on a laden voyage (which for the purposes of this Clause shall be deemed to have commenced at the end of the sea passage to the first loadport), then Charterers shall have the use of the Vessel at the same rate and conditions for such extended time as may be necessary for the completion of the voyage on which it is engaged and, where required, its ballast voyage to the Place of Redelivery.

4.   NOTICES OF DELIVERY AND REDELIVERY

     4.1 The below notices shall be given by Owners to Charterers in the case of delivery, and by Charterers to Owners in the case of redelivery:

          4.1.1 One calendar week prior to delivery / redelivery, notice shall be given specifying the anticipated date for delivery / redelivery.

5.   BUNKERS ON DELIVERY AND REDELIVERY

     5.1 The Vessel shall be delivered with about the quantity of fuels stated in PART 1, Section G and shall be redelivered with about the same quantity.

     5.2 Charterers shall accept and pay for all fuels on board at the time of delivery and Owners shall accept and pay for all fuels on board at redelivery (whether at the end of the Charter Period or upon termination of the Charter for other reasons), all at the price paid (net of all discounts).

6.   CARGOES

     6.1 Charterers shall have the right to ship all lawful cargoes falling within the description set out in PART 1, Section K.

     6.2 Charterers shall not ship, nor permit to be shipped, any cargo dangerous to the Vessel.

7.   TRADING LIMITS

The Vessel shall be employed in lawful trades within Institute Warranty Limits and within the Trading Limits set out in PART 1, Section L.

8.   HIRE

     8.1 Charters shall pay hire per day or pro rata for part of a day from the time the Vessel is delivered to Charters until its redelivery to Owners in the currency and at the rate sated in PART 1, Section H. All calculation of hire shall be by reference to Universal Time Co-ordinated (UTC).

     8.2 The first payment of hire shall be made on or about the date of delivery, paying the hire in advance up to, but not including, the first day of the succeeding month. All subsequent payments of hire shall be made monthly in advance on the first day of each calendar month to the account stipulated in PART 1, Section I in funds available to Owners on the due date. If, however, in a given month the due date is a non-banking day in the United States (if hire is to be paid in US Dollars) or in the country stated in PART 1, Section I, then the subject month's hire shall be paid on the next banking day.

     8.3 Hire for the month in which the anticipated date for redelivery falls shall be made up to and including the anticipated date of redelivery. Any necessary adjustments shall be made by payment by Owners to Charterers or by Charterers to Owners, as the case may be, within twenty-eight (28) days after redelivery.

     8.4 Where there is a failure to pay hire by the due date, Owners shall notify Charterers in writing of such failure. Within five (5) banking days of receipt of such notification Charterers shall pay the amount due, failing which Owners shall have the right to suspend the performance of any or all of their obligations under this Charter and/or to withdraw the Vessel. If Owners elect to suspend performance of the Charter in respect of a particular late payment, they may still, notwithstanding that suspension of performance, withdraw the Vessel from the Charter in respect of that late payment provided they give a further twenty-four (24) hours' notice in writing of their intention to withdraw. Under no circumstances shall the act of suspending performance be construed as a waiver by Owners of the right to withdraw in respect of the continuing failure to pay hire or any subsequent late payment of hire under this Charter.

          Throughout any period of suspended performance under this Clause, the Vessel is to be and shall remain on hire. Charterers undertake to indemnify Owners in respect of any liabilities incurred by Owners under the bill of lading or any other contract of carriage as a consequence of Owners' proper suspension of and/or withdrawal from any or all of their obligations under this Charter.


     8.5 On production of supporting vouchers, Charters shall be entitled to deduct from hire any expenditure incurred on behalf of Owners which is for Owners' account under this Charter as well as any other costs and expenses due to Charterers which this Charter entitles them to deduct from hire. Charterers shall be entitled to a commission of 2.5% on expenditure settled on behalf of Owners.

     8.6 Charterers may, at any time during the three months prior to the end of the Charter Period set out in PART 1, Section B, deduct from hire any amount which they reasonably estimate will be due to them at the end of the Charter Period in respect of expenditure on behalf of Owners, bunkers on redelivery, anticipated performance claims and any other similar claims Charterers may have against Owners.

OWNERS' RIGHTS AND OBLIGATIONS

9.   OWNERS' OBLIGATIONS

     9.1 Without prejudice to Clause 1, Owners shall exercise due diligence to maintain the Vessel in, or restore the Vessel to, the condition required pursuant to Clause 1 throughout the Charter Period.

     9.2 Owners undertake that from the date of entering into this Charter the classification society, flag, ownership, management (whether technical or commercial) and P&I Insurers of the Vessel shall not change without Charterers' prior consent. Without prejudice to any other right that Charterers may have, a breach of this provision will entitle Charterers to terminate this Charter, whereupon Owners shall reimburse Charterers with any hire paid in advance and not earned. Should Charterers withhold consent under this Clause, then Owners may require Charterers to promptly identify to them an alternative acceptable to Charterers.

     9.3 Owners undertake that from the date of entering into this Charter the amount of Hull and Machinery insurance on the Vessel shall not change without Charterers' prior consent, which shall not be unreasonably withheld.

     9.4 Without prejudice to Clause 1, and provided always that Owners are granted a reasonable time to perform cleaning, Owners shall throughout the Charter Period ensure that the Vessel presents for loading with its tanks, pumps and pipelines properly prepared to the satisfaction of any inspector appointed by or on behalf of Charterers and ready for loading the cargo specified by Charterers.

     9.5 Owners shall remain responsible for the navigation of the Vessel, acts of pilots, tug boats and crew, same as when trading for their own account. Owners undertake that throughout the period of this Charter they will, at their own expense, comply with the regulations in force from time to time so as to enable the Vessel to pass through the Suez and Panama Canals by day and by night without delay.

     9.6  Without limitation to the foregoing, Owners shall provide and pay for:

          9.6.1 provisions, wages (including overtime), discharging fees and all other expenses related to the Master, officers and crew; and

          9.6.2 cabin, deck, engine-room and other necessary stores, including domestic water; and

          9.6.3 radio traffic and other communication expenses; and

          9.6.4 insurance on the Vessel fully covering P&I risks and (without prejudice to Charterers' rights to freely trade the Vessel) standard oil pollution cover up to the level customarily offered by the International Group of P & I Clubs (currently US$1,000 million), Hull and Machinery and basic War Risks in accordance with the information set out in the Questionnaire; and

          9.6.5 all documentation required to permit the Vessel to trade within the Trading Limits set out in PART 1, Section L, including but not limited to the certificates and documentation confirmed by Owners in the Questionnaire to be in place and such documentation shall be maintained in force during the currency of the Charter.

10.  MASTER AND CREW

     10.1 The Master, although appointed by Owners, shall throughout the Charter Period be under the orders and directions of Charterers as regards employment, agency or other arrangements and shall render Charterers all reasonable assistance with the officers, crew and equipment (including but not limited to connecting and disconnecting hoses for loading and discharging, verifying fuel samples and the procedure associated with the delivery of fuel) and supply Charterers with such information and documentation as they may from time to time require (including but not limited to logs, time sheets, safety performance information and certification relating to officers, crew or Vessel).

     10.2 The Master shall, throughout the Charter Period, operate the Vessel and carry out his duties in a manner consistent with good seamanship, complying with the recommendations set out in the latest edition of ISGOTT and maintaining the safety of the Vessel, its crew, the cargo and the environment, and shall prosecute all voyages with due despatch.

     10.3 The Master shall observe regulations and recommendations as to traffic separation and routeing as issued, from time to time, by responsible organisations or regulatory authorities, or as promulgated by the State of the flag of the Vessel or the State in which management of the Vessel is exercised.

     10.4 If Charterers are dissatisfied with the conduct of the Master or any officer or crew member, Owners shall on receiving particulars of the complaint, promptly investigate the same, and, if necessary, make a change in the appointment.

11.  BILLS OF LADING AND WAYBILLS

     11.1 Bills of lading and waybills shall be signed as Charterers direct, without prejudice to this Charter. Charterers hereby indemnify Owners:

          11.1.1 against all liabilities that may arise from the signing of bills of lading and waybills in accordance with the directions of Charterers to the extent that the terms of such bills of lading and waybills impose more onerous liabilities than those assumed by Owners under the terms of this Charter; and

          111.2 against all claims brought by holder of bills of lading and waybills against Owners by reason of any deviation ordered by Charterers.

     11.2 All bills of lading and waybills issued under this Charter shall include a Clause Paramount and War Risks, New Jason, General Average, and Both-to-Blame Collision clauses, in the form set out in this Charter.

12.  DRUGS AND ALCOHOL POLICY

     12.1 Owners undertake that they have, and shall maintain for the duration of this Charter, a polity on Drugs and Alcohol Abuse applicable to the Vessel (the "D & A Policy") that meets or exceeds the standards in the OCIMF Guidelines for the Control of Drugs and Alcohol Onboard Ship 1995 as amended from time to time.

     12.2 Owners shall exercise due diligence to ensure that the D & A Polity is understood and complied with on and about the Vessel. An actual impairment, or any test finding of impairment, shall not in and of itself mean that Owners have failed to exercise due diligence.

13.    DRY-DOCKING

Without prejudice to Clause 19, Owners shall have the right at their expense to take the Vessel out of service, including placing the Vessel in dry-dock. For emergency repairs this right may be exercised in accordance with Owners' discretion. For routine maintenance and surveys, the right may only be exercised at a time and place mutually agreed upon by Owners and Charterers.

14.    LIEN

Owners shall have a lien upon all cargoes, hire, sub-hire, freights and sub-freights for any amounts owed by Charterers under this Charter.

CHARTERERS' RIGHTS AND OBLIGATIONS

15.    CHARTERERS' OBLIGATIONS

       15.1 Charterers shall furnish the Master with full and timely instructions.

       15.2   Charterers shall provide and/or pay for:

              15.2.1 all fuels of a quality suitable for burning in the Vessel's engines and auxiliaries (which shall comply with the description in PART 1, Section J except for quantities of fuel consumed while the Vessel is off-hire which shall be for Owners' account; and

              15.2.2 port charges, light and canal dues, and all other charges or expenses relating to loading and discharging; and

              15.2.3 agency fees for normal ship's husbandry at all places or ports of call; and

              15.2.4 towage, pilotage and all mooring, loading and discharging facilities and services, provided always that Charterers shall bear no liability for the negligence or misconduct exercised by the providers of such services and facilities.

       15.3 Any additional premiums charged by the providers of oil pollution cover by reason of loading or discharging at ports in the USA or USA-controlled territories shall be for Charterers' account and shall be re-imburscd to Owners together with the instalment of hire next falling due following presentation to Charterers of proper receipts evidencing payment.

       15.4 Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of Owners.

16.    SPACE AVAILABLE TO CHARTERERS

       16.1 The whole reach, burthen and decks of the Vessel, and its passenger accommodation (including Owners' suite if any), shall be at Charterers' disposal, reserving only proper and sufficient space for the Vessel's Master, officers, crew, tackle, apparel, furniture, provisions, stores and lubricating oil.

       16.2 The weight of stores and lubricating oil stored on board shall not at any time during the Charter Period, unless specifically agreed, exceed the tonnage shown in the Questionnaire.

17.    LOADING AND DISCHARGE / SHIP-TO-SHIP TRANSFERS

       17.1 The Vessel shall be loaded and discharged at any port (which term for the purpose of this Charter shall include any port, berth, dock, loading or discharging anchorage or offshore location, submarine line, single point or single buoy mooring facility, alongside vessels or lighters or any other place whatsoever as the context requires) in accordance with Charterers' instructions. Before instructing Owners to direct the Vessel to any port, Charterers shall exercise due diligence to ascertain the safety of such port, but Charterers do not warrant the safety of any port and shall be under no liability in respect thereof except for loss or damage caused by Charterers' failure to exercise due diligence.

       17.2 Charterers shall have the option of transferring the whole or part of the cargo (which shall include topping-off and lightening) to or from any other vessel including, but not limited to, an oceangoing vessel, barge and/or lighter (the "Transfer Vessel").

              All transfers of cargo to or from Transfer Vessels shall be carried out in accordance with the recommendations set out in the latest edition of the "ICS/OCIMF Ship to Ship Transfer Guide (Petroleum)". Owners undertake that the Vessel and its crew shall comply with such recommendations, and similarly Charterers undertake that the Transfer Vessel and its crew shall comply with such recommendations. Charterers shall provide and pay for all necessary equipment including suitable fenders and cargo hoses. Charterers shall have the right, at their expense, to appoint supervisory personnel to attend on board the Vessel, including a mooring master, to assist in such transfers of cargo.

18.    PERFORMANCE OF VESSEL - SPEED AND CONSUMPTION

       18.1 Unless otherwise ordered by Charterers, the Vessel shall perform all voyages at the service speed stated in the Questionnaire.

       18.2 Owners warrant that the Vessel is and shall remain capable of maintaining, throughout the Charter Period, the speeds and bunker consumptions for propulsion described in the Questionnaire under normal working conditions and in moderate weather (which for the purpose of this Clause shall exclude any periods of winds exceeding Force 5 on the Beaufort Scale). Charterers shall have the right to make deductions from hire in respect of any time lost and any additional bunkers consumed by reason of the Vessel's failure to maintain the warranted capability.

19.    OFF-HIRE

       19.1 The Vessel shall be off-hire on each and every occasion that there is a loss of time arising out of or in connection with the Vessel being unable to comply with Charterers' instructions (whether by way of interruption or reduction in the Vessel's services, or in any other manner) on account of:

              19.1.1 any damage, defect, breakdown, deficiency of or accident to the Vessel's hull, machinery, equipment or cargo handling facilities, or maintenance thereto; or

              19.1.2 any default and/or deficiency of the Master, officers or crew, including the failure or refusal or inability of the Master, officers and/or crew to perform the services required; or

              19.1.3 any breach of sub-clause 9.6.5; or

              19.1.4 any other cause preventing the full working of the Vessel.

              Notwithstanding the aforesaid, if the total loss of time pursuant to this sub-clause 19.1 is less than three hours in any one calendar month, the Vessel shall not be off-hire.

       19.2 If the Vessel deviates, unless ordered to do so by Charterers, it shall be off-hire from the commencement of such deviation until the Vessel is again ready to resume its service from a position not less favourable to Charterers than that at which the deviation commenced. For the purposes of this Clause the term deviation shall include stopping, reducing speed, putting back or putting into any port or place other than that to which it is bound under the instructions of Charterers for any reason whatsoever, including for maintenance, dry-docking, taking on stores or fresh water, but shall exclude deviations made to save life or property. Should the Vessel deviate to avoid bad weather or be driven into port or anchorage by stress of weather, the Vessel shall remain on hire and all port costs thereby incurred and bunkers consumed shall be for Charterers' account. Any service given or distance made good by the Vessel while off-hire shall be taken into account in assessing the amount to be deducted from hire.

       19.3 Any time during which the Vessel is off-hire under this Charter may be added, at Charterers' option, to the Charter Period. Such option shall be declared in writing not less than one month before the expected date of redelivery, or promptly if such event occurs less than one month before the expiry of the Charter Period. If Charterers exercise their option to extend the Charter Period pursuant to this Clause, the Charter Period shall be deemed to include such extension and hire shall be payable at the rate(s) which would have been payable but for the relevant off-hire event.

20.    LAYING UP

       Charterers shall have the option to lay up the Vessel at a place nominated by them and acceptable to Owners. Charterers shall exercise due diligence to ascertain the safety of such place but shall be under no liability in respect thereof except for loss or damage caused by Charterers' failure to exercise due diligence. If Charterers exercise the option to lay up the Vessel then the hire stipulated in PART 1, Section H shall be adjusted to reflect any net increase in expenditure reasonably incurred (including but not limited to costs reasonably incurred in preparing the Vessel for lay up as well as restoring it to the condition in which it was immediately prior to laying up) or net saving which should reasonably be made by Owners as a result of such lay up.

21.    STORAGE

Charterers shall have the option of using the Vessel for floating storage but Charterers undertake not to use the Vessel for floating storage in areas where additional premiums for War Risks Insurance are charged by the Vessel's War Risks Insurance underwriters.

22.    SUB-LET

Charterers may sub-let the Vessel without prejudice to the respective rights and obligations of either party under this Charter.

23.    SUPERNUMERARIES

Charterers may send supernumeraries in the Vessel's available accommodation upon any voyage made under this Charter. In such event Owners shall provide provisions and all requisites, as supplied to officers, except alcohol

24.    VESSEL/CARGO INSPECTIONS/BUNKER SURVEYS

Charterers shall be entitled to cause their representative (which term includes any independent surveyor appointed by Charterers) to carry out inspections of the Vessel and/or observe cargo operations and/or ascertain the quantity and quality of the cargo, water and residues on board, including the taking of cargo samples, inspection and copying of the Vessel's logs, documents and records (which shall include but not be limited to the personal notes of the Master, officers or crew relating to the operation of the Vessel, the rough log book and computer generated data) at any loading and/or discharge port. Charterers' representative may also conduct any of the aforementioned operations at or off any other port to which Charterers may require the Master to divert the Vessel at any time after leaving any loading port. Charterers shall obtain the consent of the owners of any cargo on board at the time before requiring the Vessel to be diverted.

Charterers' representative shall be entitled to survey, and take samples from, any or all of the Vessel's cargo tanks, bunker fuel tanks and non-cargo spaces at any place referred to above.

SPECIAL PROVISIONS

25.    CLAUSE PARAMOUNT

Charterers undertake that all bills of lading and waybills issued under this Charter shall contain the following:

       "CLAUSE PARAMOUNT

       (1) This Bill of Lading shall have effect subject to any national law making the International Convention for the unification of certain rules of law relating to bills of lading signed at Brussels on 25th August 1924 (The Hague Rules) or the Hague Rules as amended by the Protocol signed at Brussels on 23rd February 1968 (The Hague/Visby Rules) compulsorily applicable to this Bill of Lading. If any term of this Bill of Lading be repugnant to that legislation to any extent, such term shall be void to that extent but no further. Neither the Hague Rules nor the Hague/Visby Rules shall apply to this Bill of Lading where the goods carried hereunder consist of live animals or cargo which by this Bill of Lading is stated as being carried on deck and is so carried.

       (2) Save where the Hague or Hague/Visby Rules apply by reason of (1) above, this Bill of Lading shall take effect subject to any national law in force at the port of shipment or place of issue of the Bill of Lading making the United Nations Convention on the Carriage of Goods by Sea 1978 (the Hamburg Rules) compulsorily applicable to this Bill of Lading in which case this Bill of Lading shall have effect subject to the Hamburg Rules which shall nullify any stipulation derogating therefrom to the detriment of the shipper or consignee.

       (3) Where the Hague, Hague/Visby or Hamburg Rules are not compulsorily applicable to this Bill of Lading, the carrier shall be entitled to the benefits of all privileges, rights and immunities contained in Articles I to VIII of the Hague/Visby Rules.

       (4) Nothing in this Bill of Lading shall be construed as in an way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law".

26.    SALVAGE

The Master is authorised to render assistance to other vessels. All salvage and remuneration for such assistance shall be for Owners' and Charterers' equal benefit after deducting the

Master's and Crew's proportion and all costs, expenses and sacrifices (including but not limited to loss of time, off-hire, hire paid, repairs to the Vessel and bunker fuel consumed). Any non-contractual liability to third parties shall be for Owners' account unless it solely affects the salvage remuneration.

27.    ICE

The Vessel shall not be required to enter or remain in any icebound port or area, nor any port or area where lights, lightships, markers or buoys have been or are about to be withdrawn by reason of ice, nor where on account of ice there is, in the Master's sole discretion, a risk that, in the ordinary course of events, the Vessel will not be able safely to enter and remain at the port or area or to depart after completion of loading or discharging. The Vessel shall not be obliged to force ice but, subject to Owners' prior approval, may follow ice-breakers when reasonably required, with due regard to its size, construction and class. If, on account of ice, the Master in his sole discretion considers it unsafe to proceed to, enter or remain at the place of loading or discharging for fear of the Vessel being frozen in and/or damaged, he shall be at liberty to sail to the nearest ice-free place and there await Charterers' instructions.

28.    REQUISITION

Should the Vessel be requisitioned by any government, de facto or de jure, during the period of this Charter, the Vessel shall be off-hire during the period of such requisition, and any hire paid by such government and costs incurred in respect of such requisition shall be for Owners' account. The option granted to Charterers in sub-clause 19.3 shall not apply to periods of off-hire pursuant to this Clause 28.

29.    OUTBREAK OF WAR

Either party may cancel this Charter on the outbreak of war or hostilities between any two or more of the following countries: the United States of America, the Russian Federation, the United Kingdom, France and the People's Republic of China.

30.    WAR RISKS

       30.1   For the purpose of this Clause, the words:

              30.1.1 "Owners" shall include the shipowners, bareboat charterers, disponent owners, managers or other operators who are charged with the management of the Vessel, and the Master; and

              30.1.2 "War Risks" shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which, in the reasonable judgement of the Master and/or Owners, may be dangerous or are likely to be or to become dangerous to the Vessel, its cargo, crew or other persons on board the Vessel.

       30.2 The Vessel, unless the written consent of Owners be first obtained, shall not be ordered to or required to continue to or through, any port, place, area or zone (whether of land or sea), or any waterway or canal, where it appears that the Vessel, its cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Master and/or Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after its entry into it, the Vessel shall be at liberty to leave it.

       30.3 The Vessel shall not be required to load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where it shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.

       30.4 Owners may effect war risks insurance in respect of the Hull and Machinery of the Vessel and their other interests (including, but not limited to, loss of earnings and detention, the crew and their Protection and Indemnity Risks), and the premiums and/or calls therefor shall be for their account.

              If the Underwriters of such insurance should require payment of premiums and/or calls because, pursuant to Charterers' orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such Underwriters as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by Charterers to Owners at the same time as the next payment of hire is due.

       30.5 If Owners become liable under the terms of employment to pay the crew any bonus or additional wages in respect of sailing into an area which is dangerous in the manner defined by the said terms, then such bonus or additional wages shall be reimbursed to Owners by Charterers at the same time as the next payment of hire is due.

       30.6   The Vessel shall have liberty:

              30.6.1 to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or other Government to whose laws Owners are subject, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

              30.6.2 to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

              30.6.3 to comply with the terms of any resolution of the Security
                     Council of the United Nations, any directives of the European Community, the effective orders of any other supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which Owners are subject, and to obey the orders and directions of those who are charged with their enforcement;

              30.6.4 to divert and discharge at any other port any cargo or part thereof which may render the Vessel liable to confiscation as a contraband carrier;

              30.6.5 to divert and call at any other port to change the crew or any part thereof or other persons on board the Vessel when there is reason to believe that they may be subject to internment, imprisonment or other sanctions.

              30.7 If in accordance with their rights under the foregoing provisions of this Clause, Owners refuse to proceed to the loading or discharging ports, or any one or more of them, they shall immediately inform Charterers.

31.    GENERAL AVERAGE

General Average shall be adjusted and settled in London in accordance with the York-Antwerp Rules, 1994 or any subsequent modification thereof.

32.    NEW JASON

If, notwithstanding Clause 31, General Average is adjusted in accordance with the law and practice of the USA, the following provision shall apply:

       "In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible, by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.

       If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery".

33.    BOTH-TO-BLAME COLLISION

If the liability for any collision in which the Vessel is involved while performing this Charter falls to be determined in accordance with the laws of the USA, or the laws of any State which applies laws similar to those applied in the USA in the circumstances envisaged by this Clause 33, the following provision shall apply:

       "If the Vessel comes into collision with another vessel as a result of the negligence of the other vessel and any act, neglect or default of the Master, mariner, pilot or the servants of the carrier in the navigation or in the management of the Vessel, the owners of the goods carried hereunder will indemnify the carrier against all loss or liability to the other or non-carrying vessel or its owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of said goods, paid or payable by the other or non-carrying vessel or its owners to the owners of said goods and set off, recouped or recovered by the other or non-carrying vessel or its owners as part of their claim against the carrying vessel or carrier.

       The foregoing provisions shall also apply where the owner, operators or those in charge of any vessel or vessels or objects other than, or in addition to, the colliding vessels or objects are at fault in respect of collision or contact."

Whilst Charterers shall procure that all bills of lading and waybills issued under this Charter shall contain a provision in the foregoing terms, to be applicable where the liability for any collision in which the Vessel is involved falls to be determined under the preamble of this Clause 33, Charterers neither warrant nor undertake that such provision shall be effective. In the event that such provision proves ineffective Charterers shall, notwithstanding anything to the contrary herein provided, not be obliged to indemnify Owners.

34.    OIL POLLUTION PREVENTION

       34.1 Owners undertake that the Vessel is a tanker owned by a member of the International Tanker Owners' Pollution Federation Limited and will so remain throughout the period of this Charter.

       34.2 When an escape or discharge of Oil occurs from the Vessel and causes or threatens to cause Pollution Damage, or when there is the threat of an escape or discharge of Oil (i.e., a grave and imminent danger of the escape or discharge of Oil which, if it occurred, would create a serious danger of Pollution Damage, whether or not an escape or discharge in fact subsequently occurs), then upon notice to Owners or Master, Charterers shall have the right (but shall not be obliged) to place on board the Vessel and/or have in attendance at the incident one or more Charterers' representatives to observe the measures being taken by Owners and/or national or local authorities or their respective servants, agents or contractors to prevent or minimise Pollution Damage and to provide advice, equipment or manpower or undertake such other measures, at Charterers' risk and expense, as are permitted under applicable law and as Charterers believe are reasonably necessary to prevent or minimise such Pollution Damage or to remove the threat of an escape or discharge of Oil.

       34.3 The provisions of this Clause 34 shall be without prejudice to any other rights and/or duties of Charterers or Owners whether arising under this Charter or under applicable law or under any International Convention.

       34.4 In this Clause the terms "Oil" and "Pollution Damage" shall have the same meaning as that defined in the Civil Liability Convention 1969 or any Protocol thereto.

35.    EXCEPTIONS

       35.1 The provisions of Article III (other than Rule 8 thereof), IV, IV bis, VII and VIII of the Schedule to the Carriage of Goods by Sea Act 1971 of the United Kingdom shall apply to this Charter and shall be deemed to be inserted in extenso herein. This Charter shall be deemed to be a contract for the carriage of goods by sea to which the said Articles apply, and no regard shall be had to
              Article I of the said Schedule. However, nothing in this Clause shall be deemed to modify, limit or exclude the parties' rights and obligations as set out in Clauses 1, 9, 10, 11, 18 and 19 hereof.

       35.2 Where a claim for indemnity is brought under this Charter, the defending party shall be entitled to rely on all defences and limitations, whether founded on contract, tort, legislation or convention, that the claimant could have relied on in the principal action or in relation to the principal claim.

       35.3   Notwithstanding the aforesaid:

              35.3.1 Where a claim for indemnity relating to a claim pursued by a third party is brought under this Charter, such claim shall be extinguished unless suit is commenced within twelve (12) months of the principal claim being settled by the parties thereto or determined by the final, unappealable judgment of a competent court.

              35.3.2 All other claims shall be subject to the statutory
                     limitation period.

36.    LAW

The construction, validity and performance of this Charter shall be governed by English Law. The High Court in London shall have exclusive jurisdiction over any dispute which may arise out of this Charter.

Notwithstanding the aforesaid, the parties may jointly elect to have any such dispute referred to arbitration in London pursuant to the Arbitration Act 1996 or any modification or re-enactment thereof for the time being in force and under the Terms of the London Maritime Arbitrators' Association before a tribunal consisting of three arbitrators.

IN WITNESS WHEREOF that parties have caused this Charter to be executed as of the date first above written for and on behalf of

GRANADA SPIRIT L.L.C.

BY:  TEEKAY LNG OPERATING L.L.C., ITS SOLE MEMBER
OWNERS

for and on behalf of

TEEKAY CHARTERING LIMITED
CHARTERERS


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